Exhibit 10.20(d)

AMENDMENT TO
MANAGEMENT CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT is dated the 17th day of April, 2007, by and between EVOLVING SYSTEMS, INC. (“Company”) and STUART COCHRAN (“Executive”).

WHEREAS, the Board of Directors of the Company has approved an amendment to the Management Change in Control Agreement (“Agreement”) to increase the amount of severance compensation and to modify the definition of the “Severance Period” and “Severance Compensation” as described in Section 4 of the Agreement.

NOW, THEREFORE, in consideration of the mutual terms and conditions described herein, the parties agree as follows:

(1)                                   Section 4 of the Agreement is deleted, the following provision inserted in its place and stead:

COMPENSATION PAYABLE UPON QUALIFIED TERMINATION. Upon the occurrence of a Qualified Termination, the Company shall pay to Executive all amounts earned or accrued through the Qualified Termination date, including, without limitation (a) base salary, (b) a prorated portion of any earned incentive compensation, (c) compensation for unused paid time off, and (d) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the period ending on the Qualified Termination date.  Company shall also pay Executive an amount equal to one hundred fifty percent (150%) of Executive’s annual base salary, plus One Hundred Fifty Percent (150%) of Executive’s annual incentive compensation target (excluding commission targets), determined at the time of the Qualified Termination or as of the date of the Change in Control, or determined on the basis of Executive’s prior calendar year’s compensation, whichever is greater (“Severance Compensation”).  Severance Compensation shall be payable over an eighteen (18) month period (the “Severance Period”) in monthly equal installments, beginning on the Company’s next applicable payroll period following the Qualified Termination date.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

(2)                                  All reference to the terms “Severance Period” and “Severance Compensation” in the Agreement shall have the meanings described in Section (1) above.

(3)                                  The following Section 19 is added to the Agreement:

SECTION 409A.  The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A.  If, however, any such benefit or payment is deemed not to  comply with Section 409A, the

Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payment payable hereof) so that either (a) Section 409A will not apply or (b) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

All the remaining terms and conditions of the Agreement shall continue in full force and effect.

Evolving Systems, Inc.

By:	/s/ Anita T. Moseley

Name:	Anita T. Moseley

Title:	Sr. Vice President

Executive: STUART COCHRAN

/s/ Stuart Cochran